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Exhibit 10(k)

[Letterhead of Tenet Healthcare Corporation]

Personal & Confidential

Sent via email

December 22, 2003

Mr. Peter Urbanowicz, Jr.
2721 Poplar Street, NW
Washington, DC 20007

Dear Peter:

I am pleased to confirm the details of our offer to you to become Tenet's General Counsel with a start date of December 22, 2003. You will report to Trevor Fetter, Chief Executive Officer, and your principal office will be in Santa Barbara, California.

1.
Compensation and Benefits:

a.
Base Compensation: Your starting base salary rate will be $450,000 per year, payable bi-weekly. Your next salary review will be April 1, 2005.

b.
Annual Incentive Plan: Your target award percentage in Tenet's Annual Incentive Plan (AIP) will be 60% of salary. The AIP is a function of exceptional individual and company performance. You will be eligible for a bonus for calendar year 2004.

c.
Car Allowance: You will receive an annual automobile allowance of $18,100 paid bi-weekly.

d.
ExecuPlan Medical: You will participate in Tenet's ExecuPlan, which provides reimbursement for out-of-pocket health and dental expenses at a $5,000 annual level.

e.
Stock Options: Your position is eligible for stock option grants. Grants are considered periodically by the company's Compensation Committee of the Board of Directors. Options typically vest over three years with one-third of the options vesting at the end of each year. You are being recommended for an initial grant of 125,000 non-qualified options which would be granted at fair market value and made effective upon the Compensation Committee's approval. You will be eligible for an annual stock based incentive grant in March 2004.

f.
Benefits: After 31 days of employment, you will be eligible to enroll in the TenetSelect benefit program which provides health, life, dental, vision and disability insurance coverage.

g.
Severance Protection Agreement: You will receive severance protection which will provide severance equal to two times base salary and benefits continuation for a qualifying termination without "cause." No severance is due in the event of a termination for "cause" or for voluntary termination except for "good reason". Further information about this protection will be provided under separate cover.

h.
SERP: You will be named to the supplemental executive retirement plan (SERP) which provides enhanced retirement, disability and life insurance benefits. Details of that plan will be provided under separate cover.

i.
Relocation: Relocation assistance will be provided according to the terms on the relocation benefits summary that is under separate cover via this email.

j.
Relocation Assistance: You will receive a one-time relocation assistance payment of $200,000. If you voluntarily terminate your employment as defined in the Tenet Severance Protection Agreement within 12 months of your start date, you agree to reimburse Tenet $100,000 within 60 days of your voluntary termination. This amount shall be reduced to $60,000 if such voluntary termination occurs between 12 months and 24 months of your start date.

2.
Employment Status:

As a condition of employment, you agree to abide by all of Tenet's Human Resources policies including Tenet's Fair Treatment process which includes final and binding Arbitration as a resolution of any grievance that results from your employment or termination of employment with Tenet Healthcare Corporation.

Finally, your employment with the company will be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time. The term "cause" as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company's Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company's Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered "cause" so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

This letter contains the entire agreement between you and Tenet regarding the terms and conditions of your employment. This offer is contingent on completion of a satisfactory reference check and on your passing a routine drug screening.

Peter, assuming these terms are agreeable, please sign this letter indicating your acceptance and return to me.

This is a terrific opportunity for you and our Company. We are enthusiastic about you accepting this position. Please call me if you have any questions.

Sincerely,	ACCEPTED AND AGREED TO:
/s/ TREVOR FETTER Trevor Fetter	/s/ E. PETER URBANOWICZ 12/22/03 Peter Urbanowicz Date

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  Exhibit 10(k)